UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2007 (February 16, 2007)

ALLOS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29815	54-1655029
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11080 CirclePoint Road, Suite 200 Westminster, Colorado		80020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 426-6262

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                  Departure of Directors or Principal Officers; Election of Directors; Appointment of Pricipal Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On February 16, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Allos Therapeutics, Inc. (the “Company”) approved the 2007 annual base salaries and 2006 cash bonus awards for the Company’s principal executive officer, principal financial officer and other executive officers who were named in the summary compensation table set forth in the Company’s proxy statement for the 2006 Annual Meeting of Stockholders dated April 12, 2006 (the “2006 Proxy”).  The following table sets forth the 2007 base salary levels and the 2006 cash bonus awards for each such officer:

Name and Position	2007 Base Salary	2006 Bonus
Paul L. Berns President and Chief Executive Officer (Principal Executive Officer)	$477,000	$185,000

David C. Clark Corporate Controller, Treasurer and Assistant Secretary (Principal Financial Officer)	$185,500	$33,600

Markus F. Herzig Vice President, Regulatory Affairs	$246,000	$58,900

Eric D. Malek Vice President, Corporate Development	$235,800	$55,300

Michael E. Saunders, M.D. Vice President, Clinical Development	$278,000	$62,500

The 2006 bonus award for Mr. Berns was computed in accordance with the terms of his employment agreement with the Company, dated March 9, 2006, which provided that his 2006 annual bonus award would equal $225,000, pro rated based on the number of days worked in 2006.  The 2006 bonus awards for the other officers were computed in accordance with the Committee’s philosophy of awarding annual cash bonuses based upon the achievement of pre-specified corporate and individual performance objectives, as disclosed in the 2006 Proxy, and are consistent with past practices.  The cash bonus determinations for these officers were based on the Committee’s evaluation of the Company’s relative success in achieving certain corporate objectives that were established in 2006 and considered to be critical to the achievement of the Company’s long-term strategic goals, as well as an evaluation of each executive officer’s relative success in achieving certain individual performance objectives established for such officer at the beginning of 2006.

Departure of David A. DeLong

Effective February 16, 2007 (the “Separation Date”), the Company entered into a separation agreement (the “Separation Agreement”) with David A. DeLong, pursuant to which his employment as the Company’s Vice President, Marketing and Sales was terminated.  According to the Separation Agreement, upon Mr. DeLong’s execution of a full general release of claims against the Company substantially in the form attached to the Separation Agreement as Exhibit B, Mr. DeLong will be entitled to (i) a one time lump sum payment equal to six months of Mr. DeLong’s base salary in effect as of the Separation Date to be paid six months and one day following the Separation Date; (ii) reimbursement for the cost of his COBRA continuation coverage until the earlier of (a) six months from the Separation Date or (b) the date on which he becomes eligible to receive comparable health insurance coverage from a new employer; and (iii) a bonus payment equal to $50,200 pursuant to the Company’s Annual Incentive Plan, as in effect for fiscal 2006.  The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

The information set forth above under the caption “Departure of David A. DeLong” in Item 5.02 “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers” is incorporated herein by reference.

Effective February 16, 2007, the Company entered into a Separation Agreement with David A. DeLong, pursuant to which his employment as the Company’s Vice President, Marketing and Sales was terminated.  Mr. DeLong’s responsibilities will be assumed by George Diamantoni, the Company’s Vice President, Customer Marketing, and Gary Allen, the Company’s Vice President, Corporate Operations, who both joined the Company effective January 1, 2007.  Mr. Diamantoni will be responsible for management of the Company’s customer relationships and will help formulate and direct the Company’s marketing strategy for its product candidates.  Mr. Allen will oversee the Company’s corporate infrastructure, including information technology, sales operations, customer operations, and commercial supply chain logistics.  Both officers report directly to James V. Caruso, the Company’s Executive Vice President, Chief Commercial Officer.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

10.1	Separation Agreement, effective February 16, 2007, between Allos and David A. DeLong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    February 23, 2007

Allos Therapeutics, Inc.

By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Its:	Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement, effective February 16, 2007, between Allos and David A. DeLong.